UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2005

Silicon Valley Bancshares

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of February 1, 2005, the Board of Directors of Silicon Valley Bancshares (the “Company”) elected Mr. C. Richard Kramlich as a new director.  Accordingly, the Board has fixed the number of authorized directors to eleven (11).

Mr. Kramlich will serve on the Board’s Finance and Compensation Committees.  Additionally, he was elected to the Board of Directors of Silicon Valley Bank, a wholly-owned subsidiary of the Company (the “Bank”), effective as of February 1, 2005.

Until his election as a director, Mr. Kramlich had been serving as a non-voting advisory member of both the Company’s and the Bank’s Boards of Directors since July 2003.

Mr. Kramlich is a limited partner of Silicon Valley BancVentures, L.P., a $56.1 million direct equity investment fund that invests in privately-held companies in which Mr. Kramlich invested $1,000,000.  The fund is managed by its general partner, Silicon Valley BancVentures, Inc., which is a wholly-owned subsidiary of the Company and holds a minority interest in the fund.

The Company is in the process of determining other related party transactions which are required to be disclosed in this current report.  If the Company determines there are such transactions reportable hereunder, the Company will amend this current report accordingly.

A copy of the press release relating to the election of Mr. Kramlich is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of January 31, 2005, announcing the election of C. Richard Kramlich as a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2005	SILICON VALLEY BANCSHARES

	By:	/s/ DEREK WITTE
Name: Derek Witte
Title: General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated as of January 31, 2005, announcing the election of C. Richard Kramlich as a new director.